UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported) October 17, 2011

The St. Joe Company

(Exact Name of Registrant as Specified in its Charter)

Florida	1-10466	59-0432511
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

133 South WaterSound Parkway WaterSound, Florida		32413
(Address of Principal Executive Offices)		(Zip Code)

(850) 588-2300

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b) Charles M. Fernandez, a member of the Board of Directors of The St. Joe Company (the “Company”), advised the Company on October 18, 2011 that he has decided to resign from the Board of Directors effective October 17, 2011 for personal reasons. Mr. Fernandez’s decision to resign as a director was not due to any disagreements with the Company on any matter relating to the Company’s operations, policies or practices.

(d) On October 21, 2011, the Board of Directors of the Company appointed Park Brady to serve as a member of the Board effective October 21, 2011. Mr. Brady will serve for a term expiring at the 2012 Annual Meeting of Shareholders, at which time his continued Board service will be subject to renomination and shareholder approval. Mr. Brady has served as the Company’s Chief Executive Officer since October 12, 2011 and as the Company’s Chief Operating Officer since March 21, 2011. Mr. Brady served as President and Chief Executive Officer of ResortQuest, the nation’s largest vacation rental company, from June 2007 to March 2011. Mr. Brady began his career at ResortQuest in 1998 as the Regional Manager of the Western U.S., later serving as the Corporate Vice President and as Chief Operating Officer.

Mr. Brady will not receive additional compensation in connection with his appointment as a director. The selection of Mr. Brady was not pursuant to any arrangement or understanding between him and any other person. In addition, Mr. Brady is not a party to any transaction, or any proposed transaction, required to be disclosed pursuant to Item 404(a) of Regulation S-K.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THE ST. JOE COMPANY

By:	/s/ Janna L. Connolly
Janna L. Connolly
Senior Vice President and Chief Financial Officer

Date: October 21, 2011